Exhibit 99.1
[West Marine Logo]

WEST MARINE REPORTS 11.0% INCREASE IN SECOND
QUARTER 2011 PRE-TAX EARNINGS, RAISES FISCAL 2011
SALES, PRE-TAX AND NET EARNINGS GUIDANCE

WATSONVILLE, CA, July 28, 2011 - West Marine, Inc. (Nasdaq: WMAR) today released unaudited operating results for the second quarter of 2011, and raised guidance for fiscal 2011.

2011 second quarter highlights:

▪	Income before taxes for the second fiscal quarter was $40.0 million, a $4.0 million, or 11.0%, increase compared to the same period last year.
▪
Net income for the second quarter was $44.7 million, or $1.92 per fully diluted share, compared to $35.1 million, or $1.52 per fully diluted share, a 26.3% increase compared to the same period last year.

▪	Included in second quarter net income was $4.8 million, or $0.21 per fully diluted share, for an income tax benefit related to the reversal of the majority of our tax valuation allowance.
▪	Income before taxes for the first six months was $27.7 million, a $1.2 million, or 4.4%, increase compared to the same period last year.
▪	Net income for the first six months was $32.4 million, or $1.39 per fully diluted share, a 24.1% increase over the $25.6 million, or $1.12 per fully diluted share, in the same period last year.
▪	West Marine is raising its previously issued 2011 full-year pre-tax earnings guidance to a range from $18.5 million to $20.0 million.
▪
Earnings per share guidance is increasing to a range from $1.05 to $1.16 per share due to the release of the majority of the valuation allowance against our deferred tax assets and an increase in pre-tax earnings expectations.

Geoff Eisenberg, Chief Executive Officer of West Marine, commented, “After a much later beginning to the boating season because of difficult weather in many markets, Customer activity finally kicked in during the last month of the quarter. We experienced stronger year-over-year sales after Memorial Day, while continuing to manage expenses and gross margin. Based on our current outlook, combined with positive Customer response to many of our sales initiatives, we have increased our full-year guidance for both revenues and earnings.”

2011 second quarter results

Net revenues for the 13 weeks ended July 2, 2011 were $236.0 million, compared to net revenues of $233.4 million for the 13 weeks ended July 3, 2010.  Revenues in the Stores segment were $214.8 million, up $2.2 million, or 1.0%, compared to the same period last year.  Revenues from stores opened in 2010 and the first two quarters of 2011 contributed $15.8 million to the increase.  However, the impact of stores closed during these same periods effectively reduced revenues by $13.2 million.  The majority of the closures occurred in connection with our on-going real estate optimization program to evolve into having fewer, larger stores.  Comparable store sales were flat  year-to-year.

Our Port Supply segment revenues from our distribution centers for the second quarter of 2011 were $8.4 million, a decrease of $0.8 million, or 8.8%, compared to the same period last year. As we open larger stores and hub locations in our stores, we continue to see sales through our distribution centers move from our Port Supply segment to our Stores segment.  While our move towards fewer larger stores with some providing wholesale hubs has shifted revenue from the Port Supply segment, we believe our initiatives improve our service model to our wholesale customers.

Net revenues in the Direct Sales segment for second quarter of 2011 were $12.7 million, an increase of $1.2 million, or 10.5%, compared to the same period last year.

Gross profit for the second quarter was $84.8 million, an increase of $2.3 million compared to 2010. As a percentage of net revenues, gross profit increased by 0.7% to 36.0%, compared to gross profit of 35.3% last year. The increase in gross profit as a percentage of revenues resulted from a 0.3% increase in raw product margin driven by less promotional and clearance activity and a 0.3% impact of lower unit buying and distribution costs. Additionally, gross margin benefited by 0.1% from improved shrinkage results.

Selling, general & administrative (SG&A) expense for the quarter was $44.6 million, a decrease of $1.6 million, or 3.5%, compared to $46.2 million for the same period last year. As a percentage of revenues, SG&A decreased by 0.8% to 18.9%.  The lower SG&A expense was primarily driven by a decrease in accrued bonus expense of $2.3 million, which was partially offset by $0.6 million in higher than expected information technology spending for the ongoing implementation of our new point-of-sale and order entry systems.

Pre-tax income for the 13 weeks ended July 2, 2011 was $40.0 million, a $4.0 million, or 11.0%, increase from pre-tax income of $36.0 million last year.  Net income was $1.92 per share, a 26.3% increase compared to $1.52 per share last year.

Income taxes for the second quarter of 2011 reflected a benefit of $4.8 million, and our effective income tax rate was (11.9)% compared to a provision of $0.9 million and an effective tax rate of 2.5% for the same period last year.  During the second quarter of 2011, the company concluded that our tax valuation allowance on the majority of our deferred tax assets was no longer required, primarily as a result of achieving sustained profitability in most tax jurisdictions.  The effective income tax rate for the second quarter of 2010 reflected the impact of having a partial valuation allowance in place against our net deferred tax assets.

2011 year-to-date results

Income before taxes for the 26 weeks ended July 2, 2011 was $27.7 million, an increase of $1.2 million, or 4.4%, from income before taxes of $26.5 million for the comparable period in 2010.

Net revenues for the 26 weeks ended July 2, 2011 were $349.8 million, a 2.0% increase compared to net revenues of $342.9 million for the 26 weeks ended July 3, 2010. Comparable store sales increased 0.9% versus the same period a year ago.

Gross profit for the 26 weeks ended July 2, 2011 was $109.5 million, an increase of $2.0 million compared to the same period for 2010. As a percentage of net revenues, gross profit decreased by 0.1% to 31.3%, compared to gross profit of 31.4% for the same period last year. The decrease in gross profit as a percentage of revenues primarily resulted from a 0.3% reduction in raw product margins, partially offset by lower unit buying and distribution costs of 0.2%.

SG&A expense for the 26 weeks ended July 2, 2011 was $81.5 million, an increase of $0.8 million, or 0.9%, compared to $80.7 million for the same period last year.  SG&A as a percentage of revenues decreased by 0.3% to 23.3%.  Drivers of the higher expense included: $1.3 million in higher information technology spending for the ongoing implementation of our new point-of-sale and order entry systems; $1.2 million in marketing costs due to timing and some additional expense to support higher sales; and a $0.7 million increase in higher health care benefits costs, including higher year-over-year health care claims experience.  These increases were partly offset by $2.5 million of lower accrued bonus expense as compared to last year.

Interest expense for the first six months of 2011 was $0.4 million, an increase of $0.1 million from last year, reflecting higher commitment fees and higher average interest rates, even though debt levels were lower.

Income taxes for the first six months of 2011 reflected a benefit of $4.7 million, and our effective income tax rate was (17.0)% compared to a provision of $0.9 million and an effective tax rate of 3.6% for the same period last year.  The benefit this year reflects the release of the majority of the valuation allowance against our net deferred tax assets compared to last year, when we had a partial valuation allowance in place.

Net income for the first six months of 2011 was $32.4 million, or $1.39 per share, compared to $25.6 million, or $1.12 per share, for the same period last year.

Cash used in operating activities during the first six months of the year was $0.2 million compared to $2.8 million of cash used in operating activities during the same period last year.  The improvement in net cash used in operating activities year-over-year by $2.6 million primarily reflects improvement in our business performance and higher accounts payable due to timing of inventory receipts.  The improvements were partially offset by the impact of the release of the majority of our valuation allowance against deferred tax assets.

Total inventory at the end of the second fiscal quarter was $242.0 million, a $1.9 million, or 0.8%, increase compared to the second fiscal quarter of last year, and a 0.5% decrease on a per-square-footage basis.  Inventory turns for the second quarter of 2011 were flat versus the same period last year.

At the end of the quarter, the company had no debt, compared to $2.5 million at the end of the second quarter last year.

Fiscal 2011 Earnings Guidance

Despite a late start to the prime boating season compared to fiscal 2010, our second quarter results were ahead of our expectations.  As a result, we are raising our previously-issued full year 2011 pre-tax income guidance to a range of approximately $18.5 million to $20.0 million versus a previously-communicated range of $17.5 million to $19.0 million.  Comparable store sales for full-year 2011 are now anticipated to increase from 1.5% to 2.5%, versus the previously-communicated range of 1% to 2%, with total revenues now expected to be in a range of approximately $640 million to $645 million, versus a previously-communicated $634 million to $640 million range.  We are reiterating our previously-issued 2011 capital spending expectations of approximately $20 million, principally driven by investment in our real estate optimization strategy.

We now expect that the company’s effective tax rate will range from a benefit of approximately 31% to a benefit of approximately 37%, due to the impact of releasing the majority of the valuation allowance in place against our deferred tax assets during the second quarter of 2011.  This compares to our previously-communicated 6% to 10% range.  We expect resulting earnings per share will range from $1.05 to $1.16, compared to the previous guidance of $0.68 to $0.77 per share; again, the updated guidance was primarily due to the release of our valuation allowance.

WEBCAST AND CONFERENCE CALL

As previously announced, West Marine will hold a conference call and webcast on Thursday, July 28, 2011, at 10:00 AM Pacific Time to discuss second quarter 2011 financial results. The live call will be webcast and available in real time on the Internet at www.westmarine.com under "Investor Relations." The earnings release will also be posted on the Internet at www.westmarine.com under "Press Releases" on the Investor Relations page. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

Interested parties can also connect to the conference call by dialing (800) 341-6235 in the United States and Canada and (706) 634-1041 for international calls. Please be prepared to give the conference ID number 82730690. The call leader is Geoff Eisenberg, West Marine's President and Chief Executive Officer.

An audio replay of the call will be available July 28, 2011 at 12:30 PM Pacific Time through August 4, 2011 at 8:59 PM Pacific Time. The replay number is (800) 642-1687 in the United States and Canada and (706) 645-9291 for international calls. The access code is 82730690.

ABOUT WEST MARINE

West Marine, the largest specialty retailer of boating supplies and accessories, has 321 company-operated stores located in 38 states, Puerto Rico, Canada and three franchised stores located in Turkey. Our call center and Internet channels offer customers over 60,000 products and the convenience of exchanging catalog and Internet purchases at our store locations. Our Port Supply division is one of the largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. For more information on West Marine's products and store locations, or to start shopping, visit westmarine.com or call 1-800-BOATING (1-800-262-8464).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements concerning statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These forward-looking statements include, among other things, statements that relate to our sales and earnings growth as well as our expectations with respect to full-year 2011 results, as well as facts and assumptions underlying these expectations.  In addition, the results presented in this release are preliminary and unaudited, and may change as we finalize our financial statements. Actual results for the second quarter of 2011 and the current fiscal year may differ materially from the preliminary expectations expressed or implied in this release due to various risks, uncertainties or other factors, including those set forth in West Marine’s annual report on Form 10-K for the fiscal year ended January 1, 2011, as well as the discussion of critical accounting policies in our Form 10-K for the year ended January 1, 2011.  Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

Contact:  West Marine, Inc.
Tom Moran, Senior Vice President and Chief Financial Officer
(831) 761-4229

West Marine, Inc.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands, except share data)

	July 2, 2011	July 3, 2010
ASSETS
Current assets:
Cash	$11,958	$4,546
Trade receivables, net	8,428	8,702
Merchandise inventories	242,049	240,129
Deferred income taxes	7,204	1,299
Other current assets	21,091	20,493
Total current assets	290,730	275,169

Property and equipment, net	59,093	55,223
Long-term deferred taxes	10,314	-
Other assets	3,386	2,498
TOTAL ASSETS	$363,523	$332,890

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$43,351	$40,665
Accrued expenses and other	50,288	44,302
Current portion of long-term debt	-	2,500
Total current liabilities	93,639	87,467

Deferred rent and other	13,905	13,156
Total liabilities	107,544	100,623

Stockholders' equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, $.001 par value: 50,000,000 shares authorized; 22,780,249 shares issued and 22,749,359 shares outstanding at April 2, 2011, and 22,530,782 shares issued and 22,499,892 shares outstanding
at April 3, 2010.	23	23
Treasury stock	(385)	(385)
Additional paid-in capital	183,853	179,752
Accumulated other comprehensive loss	(892)	(462)
Retained earnings	73,380	53,339
Total stockholders' equity	255,979	232,267
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$363,523	$332,890

West Marine, Inc.
Condensed Consolidated Statements of Income
(Unaudited and in thousands, except per share data)

	13 Weeks Ended
	July 2, 2011		July 3, 2010
Net revenues	$235,963	100.0%	$233,390	100.0%
Cost of goods sold	151,117	64.0%	150,903	64.7%
Gross profit	84,846	36.0%	82,487	35.3%
Selling, general and administrative expense	44,592	18.9%	46,226	19.7%
Store closures and other restructuring recoveries	(20)	0.0%	(77)	0.0%
Impairment of long lived assets	28	0.0%	180	0.1%
Income from operations	40,246	17.1%	36,158	15.5%
Interest expense	273	0.2%	156	0.1%
Income before income taxes	39,973	16.9%	36,002	15.4%
Income taxes	(4,770)	-2.1%	884	0.4%
Net income	$44,743	19.0%	$35,118	15.0%

Net income per common and common
equivalent share:
Basic	$1.97		$1.56
Diluted	$1.92		$1.52

Weighted average common and common
equivalent shares outstanding:
Basic	22,711		22,465
Diluted	23,258		23,053

	26 Weeks Ended
	July 2, 2011		July 3, 2010
Net revenues	$349,780	100.0%	$342,949	100.0%
Cost of goods sold	240,253	68.7%	235,425	68.6%
Gross profit	109,527	31.3%	107,524	31.4%
Selling, general and administrative expense	81,463	23.3%	80,736	23.6%
Store closures and other restructuring recoveries	(97)	0.0%	(185)	(0.1)%
Impairment of long lived assets	28	0.0%	180	0.1%
Income from operations	28,133	8.0%	26,793	7.8%
Interest expense	440	0.1%	261	0.1%
Income before income taxes	27,693	7.9%	26,532	7.7%
Income taxes	(4,705)	(1.4)%	946	0.2%
Net income	$32,398	9.3%	$25,586	7.5%

Net income per common and common
equivalent share:
Basic	$1.43		$1.14
Diluted	$1.39		$1.12

Weighted average common and common
equivalent shares outstanding:
Basic	22,675		22,412
Diluted	23,250		22,939

West Marine, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited and in thousands)

	26 Weeks Ended
	July 2, 2011	July 3, 2010

OPERATING ACTIVITIES:
Net income	$32,398	$25,586
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	7,026	7,758
Impairment of long-lived assets	28	180
Share-based compensation	1,171	1,258
Tax benefit for equity issuance	103	140
Excess tax deficiency from share-based compensation	(103)	(161)
Deferred income taxes	(16,107)	-
Provision for doubtful accounts	78	33
Lower of cost or market inventory adjustments	1,749	1,240
Loss on asset disposals	(23)	66
Changes in assets and liabilities:
Trade receivables	(2,901)	(3,169)
Merchandise inventories	(42,210)	(44,737)
Other current assets	(4,352)	(688)
Other assets	(224)	(153)
Accounts payable	15,069	7,735
Accrued expenses and other	7,353	933
Deferred items and other non-current liabilities	704	1,223
Net cash used in operating activities	(241)	(2,756)

INVESTING ACTIVITIES:
Purchases of property and equipment	(10,633)	(6,573)
Proceeds from sale of property and equipment	34	35
Net cash used in investing activities	(10,599)	(6,538)

FINANCING ACTIVITIES:
Borrowings on line of credit	27,639	44,179
Repayments on line of credit	(27,639)	(41,679)
Proceeds from exercise of stock options	362	593
Proceeds from sale of common stock pursuant to Associates Stock Buying Plan	326	303
Excess tax benefit from share-based compensation	103	161
Net cash provided by financing activities	791	3,557

Effect of exchange rate changes on cash	(12)	4

NET DECREASE IN CASH	(10,061)	(5,733)

CASH AT BEGINNING OF PERIOD	22,019	10,279
CASH AT END OF PERIOD	$11,958	$4,546
Other cash flow information:
Cash paid for interest	$339	$198
Cash refunded for income taxes	(580)	(3,834)
Non-cash investing activities:
Property and equipment additions in accounts payable	344	634